Exhibit 99.1

Contact: Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.
ANNOUNCES NOTIFICATION BY NASDAQ STOCK

MARKET OF DELISTING OF SHARES

NEW CASTLE, DE, November 18, 2004—Applied Extrusion Technologies, Inc. (NASDAQ NMS—AETC) announced today that its common stock will be delisted from The Nasdaq National Market at the opening of business on November 24, 2004.  The company received a notice of such delisting in a letter from the Nasdaq Stock Market dated November 15, indicating the Company had not maintained the minimum market value of publicly held shares required by Nasdaq Marketplace Rule 4450(a)(2).  As previously disclosed, Applied Extrusion Technologies, Inc. had been notified of its non-compliance with such rule on August 13, 2004 and had been given 90 days, until November 11, 2004, to regain compliance with such rule.  The company was further informed by the Nasdaq Stock Market that it does not comply with the minimum stockholders’ equity requirement for continued listing set forth in Nasdaq Marketplace rule 4450(a)(3), which is an additional basis for delisting the company’s common stock.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.